UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 12, 2013

DARLING INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS 75038

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 12, 2013, Darling International Inc. (“Darling”) entered into an Underwriting Agreement (the “Underwriting Agreement”) between Darling and Goldman, Sachs & Co. (“Goldman”), as representative of the several underwriters named in Schedule I thereto, which include Goldman, J.P. Morgan Securities LLC (“JPM”), BMO Capital Markets Corp. (“BMO”) and Avondale Partners (collectively, the “Underwriters”), for the sale of 40,000,000 shares of common stock, par value $0.01 per share, of Darling (the “Common Stock”), at a price to the public of $19.00 per share, pursuant to an effective shelf registration statement on Form S-3 (File No. 333-192004) (the “Registration Statement”). In addition, the Underwriters have an option to purchase up to an additional 6,000,000 shares of the Common Stock from Darling on the same terms for 30 days from the date of the prospectus supplement to the Registration Statement. The offering is expected to close on or about December 18, 2013, subject to customary closing conditions. Pursuant to the terms of the Underwriting Agreement, Darling has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Darling, for which they received or will receive customary fees and expenses. Under Darling’s senior secured credit facilities, an affiliate of JPM acts as the administrative agent and affiliates of BMO, Goldman and JPM are lenders. BMO acted as financial advisor to Darling in connection with the acquisition of substantially all of the assets of Rothsay, the rendering and biodiesel division of Maple Leaf Foods Inc. JPM is acting as financial advisor to Darling in connection with the acquisition of the VION Ingredients division of VION Holding N.V. (the “VION Acquisition”). An affiliate of Goldman is a counterparty to hedge arrangements with Darling, for which it receives customary fees and expenses. Affiliates of certain of the Underwriters have agreed to provide Darling with interim financing under a previously announced $1.3 billion senior unsecured bridge facility (the “Bridge Facility”), subject to certain closing conditions and execution of definitive documentation regarding such loans. In addition, some or all of the Underwriters will participate as lenders, agents or initial purchasers in (i) the anticipated $500 million borrowing under the Bridge Facility, to the extent the senior notes currently expected to be offered by a wholly-owned subsidiary of Darling (the “Debt Offering”) is not completed prior to the completion of the VION Acquisition or, if completed, the Debt Offering, (ii) the public offering of Common Stock pursuant to the prospectus supplement to the Registration Statement and (iii) the contemplated borrowings under the revolving credit facility and the term loan B facility of Darling’s senior secured credit facilities.

In the ordinary course of the Underwriters’ and their respective affiliates’ various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Darling. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The summary set forth above is not intended to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement attached hereto as Exhibit 1.1.

Item 8.01	Other Events.

On December 13, 2013, Darling issued a press release announcing that its underwritten public offering of 40,000,000 shares of the Common Stock was priced at $19.00 per share. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated December 12, 2013, between Darling International Inc. and Goldman, Sachs & Co., as representative of the several underwriters named in Schedule I thereto.

99.1	Press Release dated December 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INTERNATIONAL INC.

Date: December 13, 2013	By:	/s/ John F. Sterling
John F. Sterling
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated December 12, 2013, between Darling International Inc. and Goldman, Sachs & Co., as representative of the several underwriters named in Schedule I thereto.

99.1	Press Release dated December 13, 2013.